Exhibit 99.1

Ideanomics Announces Receipt of Notice from Nasdaq Regarding Late Filing of Annual Report on Form 10-K

NEW YORK  (Mar 18, 2022) /PRNewswire/ -- Ideanomics (NASDAQ: IDEX) ("Ideanomics" or the "Company") today announced that it has received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the Company has not yet filed its Form 10-K, the Company is no longer in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

This notification has no immediate effect on the listing of the Company’s shares on Nasdaq. However, if the Company fails to timely regain compliance with the Nasdaq Listing Rule, the Company’s common stock will be subject to delisting from Nasdaq.

Under Nasdaq rules, the Company has 60 calendar days to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 days from the prescribed due date for filing the Form 10-K to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company is working diligently and expects to file its Form 10-K within the 60-day period described above, which would eliminate the need for the Company to submit a formal plan to regain compliance.

About Ideanomics

Ideanomics (NASDAQ: IDEX) is a global group with a simple mission: to accelerate the commercial adoption of electric vehicles. By bringing together vehicles and charging technology with design, implementation, and financial services, we provide the completeness of solutions needed for the commercial world to commit to an EV future. To keep up with Ideanomics, please follow the company on social @ideanomicshq or visit https://ideanomics.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expected timing for the filing of the Form 10-K, the Company’s ability to regain compliance with the Nasdaq requirements for continued listing and related matters. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions, that involve known and unknown risks and uncertainties. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, risks and uncertainties relating to the failure of the Company to file the Form 10-K on its expected timeline and other risk factors discussed from time to time in the Company’s filings with the SEC. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including, without limitation, the Company’s most recent Form 10-K and Form 10-Q.

The Company expressly disclaims any intent or obligation to update these forward-looking statements other than as required by law.

Investor Relations and Media Contact

Ideanomics,Inc.

Tony Sklar, SVP of Investor Relations

1441 Broadway, Suite 5116 New York, NY 10018.

Email: ir@ideanomics.com